CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) Timothy D. Arnold (“Employee”) and (ii) Geovic Mining Corp. (the “Company”). Employee and the Company are referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Employee are parties to an Executive Employment Agreement, effective as of February 1, 2011 (“Employment Agreement”), as amended on January 10, 2011, March 30, 2012, and July 1, 2012;

WHEREAS, Employee’s employment with the Company ended effective October 24, 2013, because he was laid off by the Company;

WHEREAS, the Company presented Employee with this Agreement on October 22, 2013 (the “Presentation Date”);

WHEREAS, pursuant to the Employment Agreement, Employee is entitled to certain benefits upon the termination of his employment under specified circumstances (the “Severance Benefits”);

WHEREAS, the Parties wish to replace and supersede the Employment Agreement to provide the Severance Benefits upon such terms as are consistent with the Company’s current circumstances and to resolve fully and finally potential disputes regarding Employee’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.                  Separation and Effective Date. Employee’s last day of employment with the Company was October 24, 2013 (the “Separation Date”), and Employee shall resign all titles and positions with the Company as of the Separation Date, except as set forth below. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement pursuant to Paragraph 8(g) below. Employee must elect to execute this Agreement within thirty (30) days of the Presentation Date. In the event Employee does not sign the Agreement within the thirty-day period, the terms of this Agreement are null and void and without effect.

2.                  Payments Required by Law. Subject to the provisions of this Agreement, and regardless of whether Employee signs this Agreement, Company will pay Employee all wages and unused vacation days earned up through the Separation Date (the “Required Payments”). The Required Payments shall be made to Employee within one day of the Separation Date.

3.                  Consideration.

a.                   Subject to Paragraphs 3(b), after the Effective Date and on the express condition that Employee has not revoked this Agreement pursuant to Paragraph 8(g), the Company will pay Employee a lump sum severance payment equal to $500,000.00, minus applicable deductions and withholdings.

b.                  Employee and the Company agree that Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i) and that the amount described in Paragraph 3(a) (the “Severance Amount”) shall be paid, on the first business day following six (6) months after Employee’s Separation Date (the “Six-Month Delay Payment Date”); provided, however, that if payment of the Severance Amount on the Six-Month Delay Payment Date would jeopardize the ability of the Company to continue as a going concern, the Severance Amount shall be paid on the first date after the Six-Month Delay Payment Date that making such payment would not jeopardize the ability of the Company to continue as a going concern.

c.                   Notwithstanding Section 4.1 of the Employment Agreement, Employee and the Company agree that any unvested options to purchase the Company’s capital stock that Employee holds as of the Separation Date are forfeited as of the Separation Date.

d.                  The Severance Amount shall be reported on a tax form W-2, and all other reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment to Employee pursuant to subparagraph (a) above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

4.                  Conditional General Release.

This General Release is only effective if or when the consideration identified in Paragraph 3 above is actually paid to Employee. If the consideration identified in Paragraph 3(a) above is not paid, this General Release will be null and void.

a.         Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b. The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law;
(vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax; and (viii) any claim which was or could have been raised by Employee.

5.                  Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

6.                  No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

7.                  Claims That are Not Released. Nothing in this Agreement is intended to release (a) rights to retirement benefits previously vested by operation of law pursuant to the terms of the Company’s retirement plans; (b) rights to unemployment or workers’ compensation benefits under state law; (c) any other claims for which the law specifically prohibits waiver; and (d) actions to enforce the terms of this Agreement.

8.                  Warranties. Employee warrants and represents as follows:

a.                   Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

b.                  Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c.                   Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. Subject to the provisions of Paragraph 15 below, in the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding.

d.                  Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.

e.                   Employee has full and complete legal capacity to enter into this Agreement.

f.          Employee has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full twenty-one (21) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full twenty-one (21) days.

g.          Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the Age Discrimination in Employment Act, Employee may rescind Employee’s waiver and release within seven (7) calendar days of Employee’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to Michael Mason, 5500 E. Yale Ave., Suite 302, Denver, CO 80222, mt68mason@gmail.com, within the seven-day period.

h.         Employee admits, acknowledges, and agrees that the payments and other benefits set forth in Paragraph 3 are good and sufficient consideration for this Agreement if and only if the Severance Benefits are actually paid to Employee.

i.          Excluding the Severance Benefits described in Paragraph 3(a) and upon payment of the Required Payments described in Paragraph 2, Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, accrued vacation, bonuses, stocks, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company, or otherwise.

9.                  Confidential Information.

a. Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.

b. Employee shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Employee learned during Employee’s employment with the Company. Employee hereby expressly acknowledges that any breach of this Paragraph 9 shall result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.

10.              Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) so as not to subject any payments or benefits payable under this Agreement to any additional tax or interest imposed under Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and operated in accordance with such intent and shall be construed accordingly. Any compensation or benefit payable under this Agreement that is payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.

Notwithstanding anything in this Agreement to the contrary, if Employee would receive any payment sooner than six (6) months after Employee’s “separation from service” (as such term is defined for purposes of Section 409A) that, absent the application of this sentence, would be subject to additional tax or interest imposed pursuant to Section 409A as a result of Employee’s status as a specified employee, then such payment shall instead be payable on the date that is the first business day following six (6) months after Employee’s separation from service.

11.              Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents. Likewise, the Company will instruct its directors and officers not to make to any person any statement that disparages the Employee or reflects negatively upon the Employee.

12.              Cooperation. Employee will continue to serve in the capacity of Director and Acting General Manager of Geovic Cameroon PLC and will provide certain additional consulting services to the Company after the Separation Date pursuant to a separate Services Agreement entered into between the Company and Arnold Consulting, LLC (the “Services Agreement”). Employee agrees to cooperate with and assist with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph 12. Compensation for and other terms and conditions governing such services are set forth in the Services Agreement.

13.              Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.

14.              No Application. Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates, except as set forth in Paragraph 12. Employee warrants that no such applications are pending at the time this Agreement is executed.

15.              Administrative Proceedings. Employee acknowledges and understands that this Agreement does not prohibit or prevent Employee from filing a charge with a federal agency, including the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency or from participating in a federal or state agency investigation. Notwithstanding the foregoing, Employee waives any right to any monetary recovery should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the Released Claims.

16.              Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

17.              Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

18.              Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

19.              Entire Agreement. Other than (a) the Services Agreement referenced in Paragraph 12 of this Agreement, and (b) Section 5 (Confidentiality) of the Employment Agreement and the July 1, 2012 Amendment to the Employment Agreement, and except as the Employment Agreement and amendment are otherwise incorporated or referenced herein, this Agreement is the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

20.              Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

21.              Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts. If any legal action, arbitration or other proceeding is commenced in connection with this Agreement, the prevailing party shall be entitled to an award of his or its reasonable attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise.

22.              Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

23.              Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EMPLOYEE

/s/ Timothy D. Arnold                  10/22/2013

Timothy D. Arnold                      Date

THE COMPANY

/s/ Michael T. Mason                 10/22/2013

Geovic Mining Corp.               Date

By: Michael T. Mason

Title: Chief Executive Officer